Exhibit 99.2

NEWS RELEASE

FOR IMMEDIATE RELEASE

Edward H. Sim Named Executive Vice President, UHS
and President, Acute Care Division

KING OF PRUSSIA, Pa., October 25, 2022 — Universal Health Services, Inc. (NYSE: UHS) has announced the appointment of Edward (Eddie) H. Sim to Executive Vice President and President, Acute Care, succeeding Marvin Pember, who has announced his intention to retire. Reporting to President and CEO Marc D. Miller, Eddie will drive strategy and operations across the UHS Acute Care portfolio including UHS’ Acute Care hospitals, freestanding emergency departments (FEDs) and ambulatory centers, as well as Independence Physician Management and Prominence Health Plan.

“We thank Marvin for his service to UHS,” said Marc D. Miller, President and CEO, UHS. “Under Marvin’s leadership over the past 11 years, our Acute Care division has experienced robust growth and expansion in key markets, as well as achieved a significant number of industry accolades and public recognition for quality and service. Marvin will remain with the organization for a transition period following Eddie’s start with UHS on December 5.”

Eddie brings nearly 30 years of healthcare and leadership experience. Most recently, Eddie served as Chief Operating Officer at Centura Health, where he led the system’s three operating groups, clinical delivery and shared services, with annual revenues of approximately $5 billion. In this role, he was responsible for supporting improved care coordination, operational and clinical excellence, and alignment across Centura’s ecosystem of 19 facilities and more than 250 clinics.

Prior to joining Centura Health, Eddie served in senior leadership roles of increasing responsibility for 11 years at Baptist Health in Jacksonville, Florida. As president of physician integration, he was responsible for an employed physician network of 380 physicians and a clinically integrated network with more than 900 physicians. He also served as president of a community hospital with approximately $360 million of annual revenues and vice president of operations of a tertiary care facility with annual revenues of approximately $640 million.

Eddie earned his BA in Economics from Boston University; his MS in Pathology and Laboratory Medicine from Albany Medical College; and his MBA from Duke University, The Fuqua School of Business.

“Eddie is a results-oriented, metrics-driven leader with a longstanding track record of delivering service, quality and financial results that closely aligns to our mission to provide superior quality healthcare services,” said Marc D. Miller, President and CEO, Universal Health Services. “He will be an excellent addition to the UHS team, and we look forward to his leadership.”

About Universal Health Services, Inc.
One of the nation’s largest and most respected providers of hospital and healthcare services, Universal Health Services, Inc. has built an impressive record of achievement and performance. Growing steadily since our inception into an esteemed Fortune 500 corporation, our annual revenues were approximately $12.6 billion in 2021. In 2022, UHS was again recognized as one of the World’s Most Admired Companies by Fortune; ranked #297 on the Fortune 500; and in 2021 ranked #307 on Forbes’ list of America’s Largest Public Companies.

Our operating philosophy is as effective today as it was upon the Company’s founding in 1979, enabling us to provide compassionate care to our patients and their loved ones.  Our strategy includes building or acquiring high quality hospitals in rapidly growing markets, investing in the people and equipment needed to allow each facility to thrive, and becoming the leading healthcare provider in each community we serve.

Headquartered in King of Prussia, PA, UHS has approximately 89,000 employees and through its subsidiaries operates 28 acute care hospitals, 331 behavioral health facilities, 41 outpatient facilities and ambulatory care access points, an insurance offering, a physician network and various related services located in 39 U.S. states, Washington, D.C., Puerto Rico and the United Kingdom. It acts as the advisor to Universal Health Realty Income Trust, a real estate investment trust (NYSE:UHT).  For additional information visit www.uhs.com.

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Note to Editor: Photo available.

Contacts:
Steve Filton, Chief Financial Officer, 610-768-3300

Jane Crawford, Public Relations, 610-382-4830